Biotech Executive Lisa Walters-Hoffert Joins Kiora Pharmaceuticals' Board of Directors

•Ken Gayron to Step Down as a Member of the Company’s Board

July 1, 2024 -- Encinitas, California -- Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) (“Kiora” or the “Company”) today announced that it has appointed Lisa Walters-Hoffert as an independent member to the Company's Board of Directors. Ms. Walters-Hoffert is a seasoned biotech executive bringing decades of experience in strategic development, governance, finance and capital markets to the Company’s board. Ms. Walters-Hoffert will serve as chair of the audit committee and as a member of the compensation committee. Concurrent with her appointment, Ken Gayron, current chair of the audit committee, will step down as a director of the Company’s board due to other work commitments.

“We welcome Lisa to our board and look forward to her guidance through our next phase of growth,” said Brian M. Strem, Ph.D., President and Chief Executive Officer of Kiora. “Her insight and experience will play a valuable role on behalf of our shareholders as we advance our current pipeline of investigational treatments for retinal diseases. The board and I also express our deep gratitude to Ken for his years of contributions as a director, having played an invaluable role in our strategic pivot towards becoming an innovative retinal therapeutics company.”

"The past year has been a significant time for Kiora, with management delivering strong results in multiple areas," commented Ms. Walters-Hoffert. "Since November 2023, Kiora reported promising data from KIO-301 targeting rare inherited retinal diseases; established a strategic co-development and commercialization partnership; capitalized the company with an expected runway for at least the next two years; and now have the financial resources to invest in KIO-104, another novel therapy aimed at addressing multiple types of inflammatory retinal diseases that often leads to vision loss in patients. I am honored to have the opportunity to work with the exceptional management team and Board of Kiora to continue building value for patients and shareholders."

About Lisa Walters-Hoffert

Ms. Walters-Hoffert was a co-founder of Daré Bioscience, Inc. and following the company’s merger with Cerulean Pharma, Inc. in July of 2017, became Chief Financial Officer of the resulting public company (NASDAQ: DARE).

For more than twenty-five years, Ms. Walters-Hoffert served as an investment banker focused on small-cap public companies in the life science and technology sectors. From 2003 to 2015, Ms. Walters-Hoffert worked at Roth Capital Partners as Managing Director in the Investment Banking Division. Ms. Walters-Hoffert has also held various positions in the corporate finance and investment banking divisions of Citicorp Securities and Oppenheimer & Co, Inc.

Ms. Walters-Hoffert currently serves as a director for Flux Power Holdings, Inc. and is a member of the Board of Directors of The Elementary Institute of Science. Additionally, she has served as a member of the Board of Directors of the San Diego Venture Group, as Past Chair of the UCSD Librarian’s Advisory Board, and as the Past Chair of the Board of Directors of Planned Parenthood of the Pacific Southwest. Ms. Walters-Hoffert graduated magna cum laude from Duke University with a B.S. in Management Sciences.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of orphan retinal diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of posterior non-infectious uveitis. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase.

In addition to news releases and SEC filings, we expect to post information on our website (www.kiorapharma.com) and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash on hand to fund operations for specific periods, the projected cash runway, and Kiora's plans to further fund development of KIO-104. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to satisfy the closing conditions related to the offering ,the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2024 or described in Kiora's other public filings including on Form 10-Q filed with the SEC on May 10, 2024. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:
Kiora Investor Relations
investors@kiorapharma.com

Media
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